Exhibit 5.1

[LETTERHEAD OF SMITH, GAMBRELL & RUSSELL, LLP]

August 10, 2007

Board of Directors

Touchstone Bancshares, Inc.

3740 Davinci Court, Suite 150

Norcross, Georgia 30092

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel for Touchstone Bancshares, Inc., a Georgia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form SB-2 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and sale of (i) up to 4,156,250 shares (the “Direct Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”); (ii) up to 482,500 warrants (the “Warrants”), exercisable for shares of Common Stock, to be issued pursuant to Consultant, Organizer and Director Warrant Agreements; and (iii) up to 482,500 shares of the Common Stock (the “Warrant Shares”) to be issued upon exercise of the Warrants. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-B under the Act.

In rendering this opinion, we have examined originals (or copies certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Georgia; (iii) the Bylaws of the Company; (iv) the form of each of the Consultant, Organizer and Director Warrant Agreements; and (v) such corporate and other documents, records and papers, certificates of public officials, and certificates of officers of the Company as we have deemed necessary for the purposes of the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that: (i) the Direct Shares have been legally authorized and, when issued and delivered in accordance with the terms described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable; (ii) the Warrants have been legally authorized by all requisite corporate action of the Company, and when issued in accordance with the terms of the applicable Consultant, Organizer and Director Warrant Agreement, will be legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms under the laws of the State of Georgia; and (iii) the Warrant Shares have been legally authorized, and when issued against payment of the applicable exercise price in accordance with the terms of the applicable Warrant, will be legally issued, fully paid and nonassessable.

Our opinion as to the enforceability of the Warrants in clause (ii) of the preceding sentence is subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally, and the effect of general principles of equity, including the discretionary nature of equitable remedies.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement, including the prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations promulgated pursuant to the Act.

Very truly yours,

Smith, Gambrell & Russell, LLP

By:	/s/ Robert C. Schwartz, a Partner